Exhibit 99.1

GOLDPOINT RESOURCES, INC. COMPLETES REVERSE ACQUISITION WITH SHAREHOLDER OF PRIVATELY HELD ISLAND BREEZE INTERNATIONAL.
MIAMI, FL (June 13, 2009) – GoldPoint Resources, Inc. (OTC BB: GPNT.OB) announced the closing of a share exchange transaction with Olympian Cruises, LLC, the sole shareholder of Miami based Island Breeze International, a privately held company that is engaged in the development of gaming and entertainment cruises.  Under the terms of the share exchange transaction, GoldPoint will issue additional common stock equaling approximately 96% ownership of GoldPoint (including subsequent share issuances) in exchange for 100% of the issued and outstanding shares of Island Breeze International.  In connection with the closing of the share exchange new directors and officers of the Company were appointed.  GoldPoint will take steps to change its name to Island Breeze International, Inc.  For more specific information please refer to the Current Report on Form 8-K which will be filed with the Securities and Exchange Commission on or before June 18, 2009.

ABOUT ISLAND BREEZE INTERNATIONAL
Island Breeze International is a Cayman Islands company that is focused on developing and operating gaming and entertainment cruises-to-nowhere.  Island Breeze International is currently evaluating port locations in the United States, including Florida and Texas, and internationally, including various locations in East Asia, for the establishment of its initial operations.  Island Breeze International currently owns two cruise vessels, the m/v Casino Royale and the m/v Island Breeze.  The m/v Casino Royale is 430 feet (132 meters) in length, while the m/v Island Breeze is 410 feet (126 meters) in length.  Each vessel is anticipated to have a capacity of approximately 1,200 passengers.  Upon completion of the intended renovations, these vessels will offer a full gaming experience complete with slot machines, table games, sports betting, private gaming salons and entertainment venues.  The ship board entertainment venues on the m/v Casino Royale will include a 100 seat full service gourmet restaurant, a 300 seat buffet restaurant, a sports bar, a VIP lounge, and a covered outdoor entertainment area, while the m/v Island Breeze will offer a 100 seat full service gourmet restaurant, a 300 seat buffet restaurant, a sports bar, a high energy nightclub, a VIP lounge, and a 400 seat showroom.  Both vessels are fitted with active retractable fin stabilization systems which are designed to provide additional passenger comfort in the event of adverse sea conditions.

FORWARD LOOKING STATEMENTS
The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected.  The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:
GoldPoint Resources, Inc.
Bradley T. Prader, President & CEO
Steven G. Weismann, CFO
Phone: +1-305-416-6402